Exhibit 99.4

Barry E. Mallen
Manatt, Phelps & Phillips, LLP
Direct Dial: (310) 312-4339
E-mail: bmallen@manatt.com

January 25, 2008	Client-Matter: 24702-030
VIA FACSIMILE AND E-MAIL
Michael W. Barnes, Esq. (mbarnes@barneslaw.us)
Barnes Law Firm
2425 Olympic Boulevard, Suite 520E
Santa Monica, CA 90404
Re: Image Entertainment Inc. - Output Distribution Agreement with CT1 Holdings, LLC
Dear Mr. Barnes:
As you know, this firm represents Image Entertainment, Inc. (“Image”). CT1 Holdings, LLC’s (“CT1”) purported Notice of Termination dated January 25, 2008 has been forwarded to me for a response. Please note that Image does not acknowledge CTl’s wrongful termination of the Output Distribution Agreement (“Distribution Agreement”), and that it remains in full force and effect. Unfortunately, CTl’s purported termination of the Distribution Agreement is now yet another breach by it of that Agreement which will only serve to subject it to additional damages based on the wrongful efforts it has undertaken to frustrate Image’s performance thereunder.
CT1 sets forth two purported bases for its termination of the Distribution Agreement. First, it argues that the filing of the complaint by Image in case number BC 384278 triggers termination of the agreement pursuant to §13 of the Distribution Agreement.
Such an argument is decidedly frivolous. Under CTl’s interpretation, the Agreement itself would be completely illusory since CT1 could (as it has done) fail to perform under the Agreement in order to induce its termination since Image would be in the untenable position of having to choose between either (a) doing nothing, and allowing CT1 to breach the Agreement and fail to perform, or (b) file a lawsuit for breach of contract, thereby triggering, according to CT1, termination of the Agreement. The absurdity of CTl’s interpretation of the Agreement is self-evident.
The Distribution Agreement does provide, under certain circumstances, for termination in the event of a lawsuit “in connection with the transaction contemplated by the Merger Agreement.” However, the Complaint in case number BC 384278 is an action to enforce the Distribution Agreement, not the Merger Agreement, and therefore the provision that is cited to in the purported Notice of Termination is wholly inapplicable. Indeed, the Agreement itself, by its
11355 West Olympic Boulevard, Los Angeles, California 90064-1614 Telephone: 310.312.4000 Fax: 310.312.4224
Albany | Los Angeles | New York | Orange County | Palo Alto | Sacramento | San Francisco | Washington, D.C.

Michael W. Barnes, Esq.
Barnes Law Firm
January 25, 2008

express terms, contemplates an action for breach of the Distribution Agreement and that such an action would not result in termination:
“For clarity, an action by Image to enforce the termination of this Agreement shall not fall under this paragraph, and shall not cause the termination of this Agreement.”
This provision could not be any more clear. Rather, CTl’s tortured construction of this provision only serves to illustrate its habitual wrongful conduct to date.
The second purported basis for termination is Image’s alleged failure to cure alleged defaults set forth in a purported Default Notice dated January 23, 2008. Each of the alleged defaults set forth in the Notice of Default are equally as specious as CTl’s claim that the filing of the lawsuit to enforce the Distribution Agreement triggers its automatic termination, and are belied both by the express terms of the parties’ integrated agreement and an incontrovertible record. In fact, rather than articulating any legitimate basis for termination, CTl’s actions appear to be nothing more than a transparent pretext in an attempt to avoid liability for its own and its affiliates failure and inability to honor their various commitments to Image.
Please be advised that the Distribution Agreement is not terminated and remains in full force and effect. CT1 has already materially breached that Agreement by advising its laboratory not to honor Image’s requests for the duplication of masters necessary for Image to fulfill its obligations under the contract, and has further aggravated its own tortious conduct by virtue of its unlawful termination. Image intends to seek a declaratory judgment enforcing its rights under the Distribution Agreement and an award of damages as a result of CTl’s breach.
Nothing contained herein or omitted herefrom constitutes an admission of fact or waiver of any right, defense or remedy, whether at law or equity, all of which are hereby expressly reserved.

Very truly yours,

Barry E. Mallen
BEM/cbs
cc:	Martin W. Greenwald Dennis Hohn Cho, Esq. Gordon M. Bava, Esq. Jack S. Yeh, Esq. David M. Grinberg